Exhibit 99.1

Cineverse Reports First Quarter Fiscal Year 2026 Results

Total Revenue of $11.1 Million, a $2.0 million or 22% Increase over Prior Year Quarter

Direct Operating Margin of 57%, a 6% Improvement over Prior Year Quarter

LOS ANGELES, August 14, 2025 – Cineverse Corp. (“Cineverse” or the “Company”) (NASDAQ: CNVS), a global streaming technology and entertainment company, today announced its financial results for its first quarter ended June 30, 2025 (“Q1 FY 2026”):

The Company's Total Revenue and Direct Operating Margin improved significantly over the prior year quarter while Net Loss and Adjusted EBITDA decreased slightly due to increased SG&A costs directly attributable to the investments required to support our increased theatrical slate and build out of an enhanced business development, product and sales team for our Technology group.

Following the unprecedented success of Terrifier 3, the most successful unrated film release of all time, we continue to build a slate of additional wide release films that we believe can provide a strong and ongoing source of profits for the Company. The Toxic Avenger Unrated, produced by major studio Legendary Films (Dune, Godzilla x Kong, etc.), hits theatres on August 29, 2025. After that, Silent Night, Deadly Night, a re-interpretation of the classic controversial horror film, is scheduled for release on December 12, 2025. Next will be Return to Silent Hill, the latest film installment of the enormously successful video game franchise, on January 23, 2026. Additionally, in summer 2026, we will release Air Bud Returns, the latest installment of the beloved family film franchise. We will also be releasing Wolf Creek: Legacy, the third installment of the classic Australian Outback horror/thriller film, in 2027. Based on the results of Terrifier 2 and Terrifier 3, other major studios also continue to utilize our new media ecosystem to market their releases, emphasizing the impact our unique and innovative marketing approach has had on the industry.

The Company continues to be in a strong financial position as of June 30, 2025 with almost $10.9 million in cash-on-hand and availability on our current $12.5 million line of credit facility with East West Bank.

Q1 FY 2026 Highlights (all comparisons are to the prior year fiscal quarter ended June 30, 2024, or Q1 FY 2025):

Total quarterly revenue was $11.1 million versus $9.1 million in the prior-year period, a 22% increase, driven by gains in streaming and digital distribution, as well as theatrical and physical sales.

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Streaming and digital revenues of $9.1 million, an 18% improvement from the prior year revenue of $7.7 million. Total monthly viewership across our channel portfolio increased 38% versus the same quarter last year, driven in large part by strong growth from Screambox, Dog Whisperer with Cesar Millan, Barney and Yu-Gi-Oh. In addition, viewership increased 25% and 22% for the Dove Channel and Fandor, respectively.
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Base Distribution revenue increased to $1.0 million, up 192% from the prior-year quarter, from $0.4 million in the prior-year quarter, due to stronger theatrical and DVD sales primarily driven by Terrifier 3.

SG&A expenses increased by $2.4 million, or 36%, to $9.0 million, reflecting increased compensation, marketing and legal costs as a result of ramping up for an increased theatrical slate for the remainder of the year. The Company's SG&A costs are typically higher in the first quarter of the fiscal year due to increased costs associated with year-end audit, tax and Sarbanes-Oxley compliance.

Net loss attributable to common stockholders was $3.6 million, or $(0.21) per basic and diluted share, compared to a net loss of $3.2 million, or $(0.20) per share, in the prior-year quarter. Adjusted EBITDA was $(2.1) million, compared to $(1.4) million last year.

Financial Condition Overview:

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Cash and Cash Equivalents of $2.0 million with $8.9 available under the $12.5 million Line of Credit Facility (expandable to $15 million) as of June 30, 2025. As of the date of this release, we have $12 million available on our Line of Credit Facility.
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As of June 30, 2025, working capital was ($0.3) million, versus $3.6 million for the prior year quarter end.
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The Company’s Digital content library, comprised of more than 71,000 titles, was valued as of March 31, 2024 at approximately $40 million, a significant increase over the 2023 valuation and well above the $2.9 million book value of the library as of June 30, 2025.
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The Company continues to have its previously approved share repurchase program available which will continue to be utilized as appropriate.
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Subsequent to June 30, 2025, 1,947,500 warrants to purchase shares of common stock were redeemed for $5.8 million in proceeds.

Operational Developments During the Quarter:

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Streaming audience growth: Total streaming viewers increased approximately 20% year-over-year in Q1 FY26 to 209 million, with total minutes streamed up 38% to more than 4.0 billion and FAST channel minutes up 20% to 3.8 billion.
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Platform engagement: Screambox viewership rose 27% since the release of Terrifier 3 on the service, while the Cineverse channel audience grew more than 4,300% since January 2025.
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SVOD expansion: SVOD subscribers grew approximately 6% year-over-year to 1.38 million.
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Content expansion: Expanded Fandor with festival award-winners The Things You Kill and Lesbian Space Princess; secured Return to Silent Hill and the unrated reboot of Silent Night, Deadly Night; added streaming rights for Hayao Miyazaki’s Future Boy Conan to RetroCrush; and released Escape From The 21st Century in limited theatrical run.
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Technology and monetization: Commercial release of cineSearch on Google Cloud Marketplace; launched Matchpoint Dispatch pilots with a major studio; expanded international FAST footprint with Dog Whisperer with Cesar Millan and Bob Ross channels on Samsung TV Plus Australia, contributing to projected 35% growth in international viewing hours.
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Organizational growth: Formed internal Motion Pictures Group; expanded ad sales leadership with industry veteran Tim Russell and promotion of Terry City to EVP, Direct Sales; promoted John Squires and Megan Navarro to Co-Managing Directors of Bloody Disgusting; and rebranded the Cineverse Podcast Network, now with 74+ series and over 230 million lifetime downloads.

Operational Developments Subsequent to Quarter-End:

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Announced 50/50 joint venture with Lloyd Braun’s (former Chairman of ABC Entertainment and WME) Banyan Media Ventures to Launch MicroCo, a new studio and platform for microseries – a market projected to reach $10 billion by 2027. Former Showtime President Jana Winograde was named Co-founder and CEO, with former Chairman of NBC Universal Television and Streaming Susan Rovner to join in October as Chief Content Officer.

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Announced acquisition of US rights for Air Bud Returns – the latest installment in the iconic family franchise – in partnership with Air Bud Entertainment. Wide theatrical release slated for summer 2026.
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Announced launch of newly-formed WITZ Podcast Network in partnership with top comedy club empire The Stand Group – featuring top-tier comedy series, including Jay Mohr's 'Mohr Stories'.
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Expanded technology leadership team with appointment of industry veteran, Michele Edelman as EVP of Technology & General Manager of Matchpoint.
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Cineverse common stock was added to multiple Russell indexes including 3000E, Microcap, Growth, and Value Segments.
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Thrilled fans at San Diego Comic-Con with Hall H Panel for upcoming wide release The Toxic Avenger Unrated – with talent appearances including Peter Dinklage, Elijah Wood, Jacob Tremblay and a video message from Kevin Bacon. Also debuted teaser for upcoming wide release Silent Night, Deadly Night.
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Announced expansion of Motion Pictures Group with addition of key executives: Steven Peros as VP, Creative Development and Filmmaker Relations; Dan Fisher as VP, Acquisitions; and Cameron Moore as Consultant, Theatrical Distribution.
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Partnered with Moviefone to bring back their iconic phone number for first time in 10 years – inviting fans to call in and to connect with the Toxic Avenger Unrated ahead of the August 29 theatrical release.
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Announced nationwide talent search for the next Air Bud, in partnership with Air Bud Entertainment, and invited fans to submit dogs for a chance to be part of one of Hollywood’s most enduring family film franchises – with featured coverage on The Today Show.

Management Commentary:

Chris McGurk, Cineverse Chairman and CEO, stated: "We had another strong quarter from a Revenue standpoint, with significant growth across all of our lines of business. Our total Operating Margin also increased significantly. Investments in SG&A and marketing to support our expanding theatrical business and our Technology Group impacted our Adjusted EBITDA and Net Income. However, we expect to begin to see returns from those investments beginning in our fiscal second quarter."

"The Toxic Avenger Unrated hits theaters on August 29, and received a strong response at Comic-Con last month. Similar to Terrifier 3, our total investment in this film, including release marketing, is less than $5 million. However, since we bought out all domestic rights in all media for the film in perpetuity under a unique deal structure, the risk/reward profile for this film is much more favorable for Cineverse."

"We also added another high potential film to our slate: We will be releasing Air Bud Returns, the latest theatrical installment of the beloved film and TV family franchise that was previously distributed for more than the last two decades by the Walt Disney Company, next summer. Our announcement of Air Bud Returns garnered huge interest across all media including features on Good Morning America and The Today Show."

"Finally, we recently announced a 50/50 joint venture for MicroCo, a new studio and platform for Microseries, a market projected to reach $10 billion by 2027. Our partner for MicroCo is Lloyd Braun’s Banyan Ventures. Lloyd is the former Chairman of ABC Entertainment and WME. Joining the venture as CEO will be Jana Winograde, former Showtime President, and CCO Susan Rovner, former Chairman of NBC/Universal Television and Streaming. We believe Cineverse’s unique set of streaming, content, technology and AI capabilities will provide a tremendous foundation of assets for this elite leadership team to rapidly build an industry-leading business in this high growth sector.”

Erick Opeka, Cineverse President and Chief Strategy Officer, stated: “Cineverse is proving that when you combine owned ad tech, proprietary media networks, and a disciplined theatrical acquisition strategy, you can achieve studio-level awareness with a fraction of the spend. Ahead of its release, awareness tracking for The Toxic Avenger Unrated is already above its opening weekend peers across multiple third-party measurement sources while our marketing investment remains less than ten percent of comparable studio campaigns. This is the advantage of controlling the pipes and the platform.”

“The same machine driving that theatrical awareness is also fueling growth across our streaming business, with total minutes streamed up 38% year-over-year to more than 4.0 billion and FAST viewing up 20%. Screambox viewership has climbed 26% since the release of Terrifier 3, showing how our approach can both launch films and deepen engagement across our platforms. The addition of industry leader Michele Edelman to head sales and marketing for Matchpoint strengthens our ability to extend these results to new enterprise clients.”

“Our recently announced MicroCo joint venture is another example of how we intend to lead emerging formats rather than follow them. Our goal is to build the infrastructure layer for the entire microdrama space, unifying content, creators, fandom, and monetization under one platform. Powered by Cineverse’s proprietary technology and AI capabilities, MicroCo will support all forms of content generation, from premium live-action to AI-assisted production, hybrid workflows, animation, and creator-led formats. Backed by some of the most accomplished executives in the history of television and combined with our distribution, marketing, and data-driven audience development tools, we believe MicroCo can define the future of short-form storytelling and become the standard the category grows on.”

Conference Call

Cineverse will host a conference call at 4:30 p.m. EST/1:30 p.m. PST (Thursday, August 14, 2025), during which management will discuss the results of its fiscal first quarter ended June 30, 2025.

Call details are as follows:

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The conference call will be accessible online via the Cineverse Investor Relations website, https://investor.cineverse.com.
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You can also register in advance to access the live conference call at: Cineverse Corp Fiscal 2026 First Quarter Earnings Call.
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An audio recording of the conference call will be available for replay shortly after its completion. To access the replay, visit the Events and Presentations section of the Cineverse Investor Relations website.

About Cineverse

Cineverse (Nasdaq: CNVS) is a next-generation entertainment studio that empowers creators and entertains fans with a wide breadth of content through the power of technology. It has developed a new blueprint for delivering entertainment experiences to passionate audiences and results for its partners with unprecedented efficiency, and distributes more than 71,000 premium films, series, and podcasts. Cineverse connects fans with bold, authentic, independent stories. Properties include the highest-grossing unrated film in U.S. history; dozens of streaming fandom channels; a premier podcast network; top horror destination Bloody Disgusting; and more. Powering visionary storytelling with cutting-edge innovation, Cineverse’s proprietary streaming tools and AI technology drive revenue and reach to redefine the next era of entertainment. For more information, visit home.cineverse.com.

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cineverse officials during presentations about Cineverse, along with Cineverse's filings with the Securities and Exchange Commission, including Cineverse's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act''). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates,'' "intends,'' "plans,'' "could," "might," "believes,'' "seeks," "estimates'' or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings, or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cineverse's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties, and assumptions about Cineverse, its technology, economic and market factors, and the industries in which Cineverse does business, among other things. These statements are not guarantees of future performance, and Cineverse undertakes no specific obligation or intention to update these statements after the date of this release.

For additional information, please contact:

Julie Milstead

424-281-5411

investorrelations@cineverse.com

CINEVERSE CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	As of
	June 30, 2025	March 31, 2025
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,985	$13,941
Accounts receivable, net	16,073	15,752
Content advances	5,168	6,736
Other current assets	1,637	1,652
Total Current Assets	24,863	38,081
Property and equipment, net	2,968	2,876
Intangible assets, net	18,449	18,168
Goodwill	6,799	6,799
Content advances, net of current portion	5,853	4,053
Other long-term assets	2,602	2,539
Total Assets	$61,534	$72,516
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$20,757	$31,109
Line of credit	3,628	-
Current portion of earnout and deferred consideration on purchase of business	464	2,956
Current portion of operating lease liabilities	191	187
Current portion of deferred revenue	99	183
Total Current Liabilities	25,139	34,435
Operating lease liabilities, net of current portion	226	275
Other long-term liabilities	15	14
Total Liabilities	25,380	34,724
Stockholders’ Equity
Preferred stock	3,559	3,559
Common Stock	195	194
Additional paid-in capital	551,320	548,405
Treasury stock, at cost	(13,158)	(12,193)
Accumulated deficit	(504,557)	(500,908)
Accumulated other comprehensive loss	(289)	(305)
Total stockholders’ equity of Cineverse Corp.	37,070	38,752
Deficit attributable to noncontrolling interest	(916)	(960)
Total equity	36,154	37,792
Total Liabilities and Equity	$61,534	$72,516

CINEVERSE CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)
(Unaudited)

	Three Months Ended June 30,
	2025	2024
Revenues	$11,119	$9,127
Operating expenses
Direct operating	4,807	4,479
Selling, general and administrative	8,952	6,563
Depreciation and amortization	1,062	863
Total operating expenses	14,821	11,905
Operating loss	(3,702)	(2,778)
Interest income (expense)	278	(431)
Other (expense) income, net	(78)	166
Net loss before income taxes	(3,502)	(3,043)
Income tax expense	(14)	(7)
Net loss	(3,516)	(3,050)
Net income attributable to noncontrolling interest	(44)	(23)
Net loss attributable to controlling interests	(3,560)	(3,073)
Preferred stock dividends	(89)	(89)
Net loss attributable to common stock holders	$(3,649)	$(3,162)
Net loss per share attributable to common stockholders:
Basic	$(0.21)	$(0.20)
Diluted	$(0.21)	$(0.20)
Weighted average shares of Common Stock outstanding:
Basic and diluted	16,992	15,702

Adjusted EBITDA

We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, merger and acquisition costs, restructuring, transition and acquisitions expense, net, goodwill impairment and certain other items.

Adjusted EBITDA is not a measurement of financial performance under GAAP and may not be comparable to other similarly titled measures of other companies. We use Adjusted EBITDA as a financial metric to measure the financial performance of the business, because management believes it provides additional information with respect to the performance of its fundamental business activities. For this reason, we believe Adjusted EBITDA will also be useful to others, including our stockholders, as a valuable financial metric.

We present Adjusted EBITDA because we believe that Adjusted EBITDA is a useful supplement to net income (loss) from continuing operations as an indicator of operating performance. We also believe that Adjusted EBITDA is a financial measure that is useful both to management and investors when evaluating our performance and comparing our performance with that of our competitors. We also use Adjusted EBITDA for planning purposes, and to evaluate our financial performance because Adjusted EBITDA excludes certain incremental expenses or non-cash items, such as stock-based compensation charges, that we believe are not indicative of our ongoing operating performance.

We believe that Adjusted EBITDA is a performance measure and not a liquidity measure, and therefore a reconciliation between net income (loss) from operations and Adjusted EBITDA has been provided in the financial results. Adjusted EBITDA should not be considered as an alternative to net income (loss) from operations as an indicator of performance, or as an alternative to cash flows from operating activities as an indicator of cash flows, in each case as determined in accordance with GAAP, or as a measure of liquidity. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP. These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Following is the reconciliation of our consolidated net income (loss) to Adjusted EBITDA (in thousands):

	For the Three Months Ended December 31,
	2025	2024
Net Loss	$(3,516)	$(3,050)
Add Backs:
Income tax expense	14	7
Depreciation and amortization	1,147	948
Interest (income) expense	(278)	431
Stock-based compensation	418	470
Other expense (income), net	78	(166)
Net income attributable to noncontrolling interest	(44)	(23)
Transition-related costs	47	27
Adjusted EBITDA	$(2,134)	$(1,357)